Exhibit 99.1

Ping Identity Announces Change to Location and Format of 2020 Annual Shareholder Meeting

April 20, 2020—DENVER--(BUSINESS WIRE)-- Ping Identity Holding Corp. (NYSE: PING) (“Ping Identity”), the Intelligent Identity solution for the enterprise, today announced that it will be holding its Annual Shareholder Meeting as a virtual meeting as a result of continuing concerns surrounding COVID-19. The meeting will still be held on Wednesday May 6, 2020 at 8:00 a.m. MDT, as previously announced. Shareholders will no longer be able to physically attend the meeting as we adhere to guidance from the Center for Disease Control and Prevention and both federal and state health authorities.

As described in Ping Identity’s proxy materials relating to the Annual Shareholder Meeting, which were filed with the Securities and Exchange Commission on March 27, 2020, shareholders are entitled to participate in the Annual Meeting if they were a shareholder as of the close of business on March 9, 2020, the record date, or hold a legal proxy for the meeting provided by the shareowner’s bank, broker, or nominee. To attend and participate in the Annual Shareholder Meeting, shareholders register in advance at https://www.viewproxy.com/PingIdentity/2020 (the “Meeting Registration Website”) prior to the deadline of 11:59 p.m. MDT on May 3, 2020. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting. Eligible participants who have difficulty accessing the virtual meeting or the Meeting Registration Website may call the technical support number provided.

Ping Identity encourages all of its shareholders to participate in the Annual Shareholder Meeting, either by voting in advance of the meeting by one of the methods described in the available proxy materials or by voting during the Annual Shareholder Meeting by following the instructions available on the Meeting Registration Website. A list of shareholders entitled to vote at the Annual Shareholder Meeting will be available to shareholders for ten days prior to the Annual Shareholder Meeting by contacting Ping Identity at investor@pingidentity.com The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote shares in connection with the Annual Shareholder Meeting. Further instructions on how to attend, participate in and vote at the Annual Shareholder Meeting, including how to demonstrate ownership of stock as of the record date, are available at https://www.viewproxy.com/PingIdentity/2020 .

About Ping Identity

Ping Identity is the Intelligent Identity solution for the enterprise. We enable companies to achieve Zero Trust identity-defined security and more personalized, streamlined user experiences. The Ping Intelligent Identity™ platform provides customers, workforce, and partners with access to cloud, mobile, SaaS and on-premises applications across the hybrid enterprise. Over half of the Fortune 100 choose us for our identity expertise, open standards, and partnerships with companies including Microsoft and Amazon. We provide flexible identity solutions that accelerate digital business initiatives, delight customers, and secure the enterprise through multi-factor authentication, single sign-on, access management, intelligent API security, directory, and data governance capabilities. For more information, visit www.pingidentity.com.

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Investor Relations Contact

Nick Allen

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investor@pingidentity.com

Media Contact

Kristin Miller

press@pingidentity.com

Source: Ping Identity